Exhibit 8.5

December 4, 2017

NorthStar Real Estate Income Trust, Inc.

590 Madison Avenue, 34th Floor

New York, New York 10022

Colony Capital Operating Company, LLC

515 South Flower Street, 44th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We are acting as tax counsel to NorthStar Real Estate Income II, Inc., a Maryland corporation (“NorthStar II”), in connection with the Nova II Merger (as defined below) and other transactions contemplated by the Amended and Restated Master Combination Agreement, dated as of November 20, 2017 (the “Agreement”), among, Colony Capital Operating Company, LLC, a Delaware limited liability company, NRF RED REIT Corp., a Maryland corporation, NorthStar Real Estate Income Trust, Inc. (“NorthStar I”), a Maryland corporation, NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership, NorthStar II, NorthStar Real Estate Income Operating Partnership II, LP (“NorthStar II OP”), a Delaware limited partnership, Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (“NewCo”), and Credit RE Operating Company, LLC, a Delaware limited liability company, which, among other things, provides for the merger of NorthStar II with and into NewCo with NewCo surviving the merger (the “Nova II Merger”). This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-221685) containing the joint prospectus/proxy statement of NorthStar I, NorthStar II and NewCo filed with the Securities and Exchange Commission on December 4, 2017, as amended and supplemented through the date hereof (the “Registration Statement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

You have requested our opinion as to the qualification of NorthStar II as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement (including all exhibits thereto), (2) the Articles of Amendment and Restatement of NorthStar II, together with all amendments thereto (the “Charter”), (3) certain written representations of NorthStar II, contained in a letter to us dated on or about the date hereof (the “Representation Letter”), and (4) such other documents or information as we have deemed necessary to render the opinion set forth in this letter. In our review, we have assumed with your consent that any documents listed above which we reviewed in proposed form have been or will be duly executed without material changes from the documents reviewed by us, all of the representations and statements set forth in such documents are true, accurate and complete, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Charter of NorthStar II, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

We have not made an independent investigation or audit of the facts set forth in the above referenced documents or statements, including, without limitation, factual matters contained in the Representation Letter and in the Registration Statement. We have consequently assumed with your consent (i) the accuracy of the representations as to factual matters contained in the Representation Letter; (ii) that any representation or statement on which we are relying is true without regard to any qualification as to knowledge, belief, intent or materiality; (iii) that the information presented in all documents or otherwise furnished to us is accurate and complete in all material respects; and (iv) that from and after the date hereof, NorthStar II will continue to operate in a manner which meets the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Internal Revenue Code of 1986, as amended (the “Code”) as necessary to qualify, and remain qualified, as a real estate investment trust within the meaning of the Code (a “REIT”).

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, including those set forth below, we are of the opinion that beginning with its taxable year ended December 31, 2013, NorthStar II was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and NorthStar II’s method of operation has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification as a REIT under the Code.

No assurance can be given that the actual results of NorthStar II’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code. NorthStar II’s ability to achieve and maintain qualification as a REIT depends upon its ability to satisfy certain diversity of stock ownership requirements and, through actual ongoing operating results, certain requirements under the Code regarding the nature of its gross income and assets, distribution levels and certain other requirements of the Code and Treasury Regulations. No assurance can be given that the actual ownership of NorthStar II’s stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT.

The opinions expressed herein are based upon the Code, the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the IRS, which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein. This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or the opinion set forth herein. Our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a position contrary to our opinion or that a court will not sustain such a position if asserted by the IRS.

The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. Except as set forth herein, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or any investment in NorthStar II.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Greenberg Traurig, LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP